                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


       CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): October 12, 2000


                                  ITXC Corp.
            (Exact Name of Registrant as Specified in its Charter)


         New Jersey                  000-26739                 22-35-31960
      (State or Other           (Commission File No.)   (IRS Identification No.)
Jurisdiction of Incorporation)


    600 College Road  East, Princeton, New Jersey                     08540
       (Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code (609) 750-3333

Item 2. Acquisition or Disposition of Assets

     On October 12, 2000, ITXC Corp., a New Jersey corporation (the "Registrant"), completed the merger (the "Merger") of its wholly owned Eye Merger Corp. subsidiary ("Subcorp") with and into eFusion, Inc. ("eFusion"). eFusion was the surviving corporation of the Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000, by and among the Registrant, Subcorp and eFusion (the "Merger Agreement"), each outstanding share of eFusion's common stock, par value $.001 per share ("eFusion Common Stock"), was converted into
0.2604614 (the "Common Exchange Number") of a share of ITXC's Common Stock, par value $.001 per share (the "ITXC Common Stock"), each outstanding share of eFusion's Series A Convertible Preferred Stock, par value $.001 per share, was converted into 0.2890421 of a share of ITXC's Common Stock, each outstanding share of eFusion's Series B Convertible Preferred Stock, par value $.001 per share, was converted into 0.3870740 of a share of ITXC's Common Stock, each outstanding share of eFusion's Series C Convertible Preferred Stock, par value $.001 per share, was converted into 0.4605265 of a share of ITXC's Common Stock and each outstanding share of eFusion's Series D Convertible Preferred Stock, par value $.001 per share, was converted into 0.4891073 of a share of ITXC's Common Stock. Furthermore, each outstanding option to purchase eFusion Common Stock (an "eFusion Option") was converted into an option to purchase ITXC Common Stock (an "ITXC Exchange Option"). Each ITXC Exchange Option will entitle the holder to purchase a number of shares of ITXC Common Stock equal to the number of shares of eFusion Common Stock subject to the related eFusion Option multiplied by the Common Exchange Number; the per share exercise price of each ITXC Exchange Option is the exercise price of the related eFusion Option divided by the Common Exchange Number. Pursuant to the terms of the Merger Agreement, approximately 5.9 million shares of ITXC Common Stock are issuable upon conversion of eFusion Common Stock in the Merger and upon exercise of ITXC Exchange Options. The exchange ratios were determined by arms-length negotiations between eFusion and its representatives and the Registrant and its representatives.

     Additional information concerning the Merger and the transactions related thereto (including pro forma financial information and historical eFusion and ITXC financial information) is contained in the Registrant's Registration Statement on Form S-4 (Registration Number 333-44248) previously filed with the Securities and Exchange Commission on September 7, 2000.

Item 7. Financial Statements and Exhibits

(a) Consolidated Financial Statements of eFusion Inc. and Subsidiaries:

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................  F-2
Balance Sheets as of December 31, 1998 (audited), December 31, 1999
(audited) and June 30, 2000 (unaudited)..................................  F-3
Statements of Operations for the Years Ended December 31, 1998 and 1999
(audited) and for the Six Months Ended June 30, 1999 and 2000
(unaudited)..............................................................  F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
Equity (Deficit) for the Years Ended December 31, 1998 and 1999
(audited) and for the Six Months Ended June 30, 2000 (unaudited).........  F-5
Statements of Cash Flows for the Years Ended December 31, 1998 and 1999
(audited) and for the Six Months Ended June 30, 1999 and 2000
(unaudited)..............................................................  F-6
Notes to Financial Statements............................................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
eFusion, Inc.

We have audited the accompanying balance sheets of eFusion, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eFusion, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States of America.

                                /s/ KPMG LLP

Portland, Oregon
March 31, 2000

                                 EFUSION, INC.

                                 BALANCE SHEETS

                                                                 December 31,
                                                           -----------------------
                                                                                      June 30,
                                                           1998           1999          2000
                                                           ----           ----          ----
                                                                                     (Unaudited)
                        Assets
Current assets:
Cash and cash equivalents............................    $  902,815     $3,929,394    $13,710,878
Investments..........................................            --        317,427             --
Accounts receivable, net.............................     2,699,666        832,447        297,439
Inventory, net.......................................       930,532        523,414        308,454
Prepaid and other assets.............................        92,562        140,525        236,830
                                                         ----------     ----------    -----------

Total current assets.................................     4,625,575      5,743,207     14,553,601
Property and equipment, net..........................       908,982      1,444,566      2,139,721
Other assets, net....................................        12,796             --             --
                                                         ----------     ----------    -----------

Total assets.........................................    $5,547,353     $7,187,773    $16,693,322
                                                         ==========     ==========    ===========

Liabilities, Redeemable Convertible Preferred Stock
           and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued
expenses.............................................    $  815,954     $1,294,142    $   694,246
Accrued compensation and related
party payable........................................        66,515             24             --
Short-term debt......................................     1,899,980             --             --
Current portion of long-term debt....................       167,893      1,157,303        157,303
Current portion of capital lease
obligations..........................................       111,087         40,455          5,025
Deferred revenue.....................................     1,788,374         84,733        163,399
                                                         ----------     ----------    -----------

Total current liabilities............................     4,849,803      2,576,657      1,019,973
Long-term debt, less current portion.................     1,353,932        170,411         91,760
Capital lease obligations, less
current portion......................................        40,063             --             --
                                                         ----------     ----------    -----------

Total liabilities....................................     6,243,798      2,747,068      1,111,733
                                                         ----------     ----------    -----------

Commitments and contingencies
Redeemable convertible preferred
stock:
Convertible preferred stock, Series
C, $.001 par value. Authorized
2,589,013 shares; issued and
outstanding 352,941, 2,589,013 and
2,589,013 (unaudited) shares at
December 31, 1998 and 1999 and June
30, 2000, respectively (liquidation
preference $18,123,091)..............................     2,999,999     17,190,599     17,190,599

Convertible preferred stock, Series
D, $.001 par value. Authorized
2,500,000 shares; issued and
outstanding -0-, -0- and 2,491,102
(unaudited) shares at December 31,
1998 and 1999 and June 30, 2000,
respectively (liquidation preference
$19,928,816 (unaudited)).............................            --             --     20,356,391
                                                        -----------   ------------   ------------

Total redeemable convertible
preferred stock......................................     2,999,999     17,190,599     37,546,990
                                                        -----------   ------------   ------------

Stockholders' deficit:
Convertible preferred stock,
authorized 15,000,000 shares
convertible preferred stock, Series
A and B, $.001 par value. Authorized
4,928,736 shares; issued and
outstanding 4,428,736, 4,428,736 and
4,428,736 (unaudited) shares at
December 31, 1998 and 1999 and June
30, 2000, respectively (liquidation
preference $11,010,000)..............................         4,429          4,429          4,429
Common stock, $.001 par value.
Authorized 30,000,000 shares; issued
and outstanding 4,959,405, 5,214,532
and 5,441,280 (unaudited) shares at
December 31, 1998 and 1999 and June
30, 2000, respectively...............................         3,859          4,114          4,341
Additional paid-in capital...........................    12,020,201     12,104,562     12,208,778
Stock warrants.......................................     1,526,824      1,526,824      1,564,010
Accumulated deficit..................................   (17,251,757)   (26,389,823)   (35,746,959)
                                                        -----------   ------------   ------------

Total stockholders' deficit..........................    (3,696,444)   (12,749,894)   (21,965,401)
                                                        -----------   ------------   ------------
Total liabilities, redeemable
convertible preferred stock and
stockholders' deficit................................   $ 5,547,353   $  7,187,773   $ 16,693,322
                                                        ===========   ============   ============

                See accompanying notes to financial statements.

                                 EFUSION, INC.

                           STATEMENTS OF OPERATIONS

                                                   For the years ended                 For the six months
                                                       December 31,                      ended June 30,
                                                       -----------                       -------------
                                                  1998            1999                 1999          2000
                                                  ----            ----                 ----          ----
                                                                                          (Unaudited)
Revenues, net:
   Product and other revenue............     $ 3,427,110   $ 3,517,433          $ 1,924,274   $   236,045
   Application service revenue..........              --            --                   --        71,530
                                             -----------   -----------          -----------   -----------

       Total revenues...................       3,427,110     3,517,433            1,924,274       307,575
                                             -----------   -----------          -----------   -----------

Operating expenses:
   Cost of sales--product and other.....       1,203,271     1,465,843              823,441        65,449
   Network operations...................              --            --                   --     1,087,897
   Research and development.............       4,032,203     3,689,632            1,726,122     2,588,830
   Sales and marketing..................       5,306,407     5,699,515            2,654,139     3,911,034
   General and administrative...........       1,312,666     1,941,216              700,021     1,753,019
                                             -----------   -----------          -----------   -----------

       Total operating expenses.........      11,854,547    12,796,206            5,903,723     9,406,229
                                             -----------   -----------          -----------   -----------

       Loss from operations.............      (8,427,437)   (9,278,773)          (3,979,449)   (9,098,654)
Other income (expense):
   Interest income......................         111,978       248,815               73,491       229,648
   Interest expense.....................        (139,250)     (108,108)             (85,249)      (20,758)
                                             -----------   -----------          -----------   -----------
       Loss before provision
        for income taxes................      (8,454,709)   (9,138,066)          (3,991,207)   (8,889,764)
Provision for income taxes..............              --            --                   --            --
                                             -----------   -----------          -----------   -----------

       Net loss.........................      (8,454,709)   (9,138,066)          (3,991,207)   (8,889,764)
                                             -----------   -----------          -----------   -----------
Accretion of preferred
 stock redemption.......................              --            --                   --       467,372
                                             -----------   -----------          -----------   -----------
       Net loss attributed to
        common stockholders.............     $(8,454,709)  $(9,138,066)         $(3,991,207)  $(9,357,136)
                                             ===========   ===========          ===========   ===========
Net loss per common share--basic and
 diluted................................          $(2.15)       $(2.00)              $(0.92)       $(1.81)
                                             ===========   ===========          ===========   ===========
Shares used in computing net loss per
 common share--basic and diluted........       3,930,224     4,565,573            4,356,843     5,174,626
                                             ===========   ===========          ===========   ===========

                See accompanying notes to financial statements.

                                 EFUSION, INC.

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                 For the years ended December 31, 1998 and 1999
               and the six months ended June 30, 2000 (unaudited)

                                Redeemable convertible       Convertible
                                   preferred stock         preferred stock            Common stock       Additional
                                                         -------------------  -------------  -------      paid-in
                                Shares           Amount     Shares       Amount     Shares      Amount    capital
                                ------           ------     ------       ------     ------      ------    -------
Balance at December 31,
 1997.                                --     $        --   4,428,736     $4,429    5,250,000    $4,150   $12,004,571
Issuance of preferred
 stock..................         352,941       2,999,999          --         --           --        --            --
Repurchase of
 common stock...........              --              --          --         --     (385,148)     (385)       (1,541)
Exercise of
 stock options..........              --              --          --         --       94,553        94        17,171
Net loss................              --              --          --         --           --        --            --
                               ---------     -----------   ---------     ------    ---------    ------   -----------
Balance at December 31,
 1998...................         352,941       2,999,999   4,428,736      4,429    4,959,405     3,859    12,020,201
Issuance of preferred
 stock..................       2,236,072      14,190,600          --         --           --        --            --
Repurchase of
 common stock...........              --              --          --         --      (31,250)      (31)         (125)
Exercise of
 stock options..........              --              --          --         --      286,377       286        51,112
Issuance of options to
 nonemployees...........              --              --          --         --           --        --        33,374
Net loss................              --              --          --         --           --        --            --
                               ---------     -----------   ---------     ------    ---------    ------   -----------
Balance at December 31,
 1999...................       2,589,013      17,190,599   4,428,736      4,429    5,214,532     4,114    12,104,562
Issuance of preferred
 stock (unaudited)......       2,491,102      19,889,019          --         --           --        --            --
Exercise of stock
 options (unaudited)....              --              --          --         --      226,748       227        96,196
Issuance of options to
 nonemployees
 (unaudited)............              --              --          --         --           --        --         8,020
Issuance of  stock
warrants (unaudited)....              --              --          --         --           --        --            --
Accretion of preferred
 stock redemption
 preference
(unaudited)... .........              --         467,372          --         --           --        --            --
Net loss (unaudited)....              --              --          --         --           --        --            --
                               ---------     -----------   ---------     ------    ---------    ------   -----------
Balance at June
  30, 2000
  (unaudited)...........       5,080,115     $37,546,990   4,428,736     $4,429    5,441,280    $4,341   $12,208,778
                               =========     ===========   =========     ======    =========    ======   ===========

                                                                Total
                                                             stockholders'
                                  Stock        Accumulated      equity
                                warrants         deficit       (deficit)
                                --------         -------       ---------
Balance at December 31,
  1997.                        $  1,526,824   $ (8,797,048)  $  4,742,926
Issuance of preferred
  stock....................              --             --             --
Repurchase of
  common stock.............              --             --         (1,926)
Exercise of
  stock options............              --             --         17,265
Net loss...................              --     (8,454,709)    (8,454,709)
                               ------------   ------------   ------------
Balance at December 31,
  1998.....................       1,526,824    (17,251,757)    (3,696,444)
Issuance of preferred
  stock....................              --             --             --
Repurchase of
  common stock.............              --             --           (156)
Exercise of
  stock options............              --             --         51,398
Issuance of
  options to
  nonemployees.............              --             --         33,374
Net loss...................              --     (9,138,066)    (9,138,066)
                               ------------   ------------   ------------

Balance at December 31,
  1999.....................       1,526,824    (26,389,823)   (12,749,894)

Issuance of preferred stock
  (unaudited)..............              --             --             --
Exercise of
  stock options
  (unaudited)..............              --             --         96,423
Issuance of
  options to
  nonemployees
  (unaudited)..............              --             --          8,020
Issuance of
  stock warrants
  (unaudited)..............          37,186             --         37,186
Accretion of
  preferred stock
  redemption
  preference
  (unaudited)..............              --       (467,372)      (467,372)
Net loss
  (unaudited)..............              --     (8,889,764)    (8,889,764)
                               ------------   ------------   ------------
Balance at June
  30, 2000
  (unaudited)..............    $  1,564,010   $(35,746,959)   (21,965,401)
                               ============   ============   ============

                See accompanying notes to financial statements.

                                 EFUSION, INC.

                           STATEMENTS OF CASH FLOWS

                                                  For the years ended           For the six months
                                                      December 31,                 ended June 30,
                                                      ------------                 -------------
                                                   1998         1999             1999          2000
                                                   ----         ----             ----          ----
                                                                                     (Unaudited)
Cash flows from operating activities:
    Net loss.................................  $(8,454,709)  $(9,138,066)     $(3,991,207)  $(8,889,764)
    Adjustments to reconcile net loss to
     net cash used in operating activities:
        Noncash compensation expense.........           --        33,374           30,040        45,206
        Depreciation and amortization........      445,497       578,891          275,407       449,581
        Loss on disposal of
         property and equipment..............       68,204        17,136               --        22,436
        Change in certain assets
          and liabilities:
             Accounts receivable.............   (2,482,495)    1,867,219        2,593,210       535,008
             Inventory.......................     (350,845)      407,118          724,917       214,960
             Prepaid expenses and
               other assets..................       32,751       (47,963)         (24,194)      (96,305)
             Accounts payable and
               accrued expenses..............      586,056       411,697         (499,264)     (599,920)
             Deferred revenue................    1,700,149    (1,703,641)      (1,728,967)       78,666
                                               -----------   -----------      -----------   -----------

              Net cash used in
                operating activities.........   (8,455,392)   (7,574,235)      (2,620,058)   (8,240,132)
                                               -----------   -----------      -----------   -----------

Cash used in investing activities:
   Purchase of property and
      equipment..............................     (617,341)   (1,118,815)        (245,455)   (1,167,172)
   Purchase of investments...................   (1,178,952)   (8,459,397)      (7,866,694)           --
   Sale/maturity of investments..............    4,439,702     8,141,970               --       317,427
   Increase in other assets..................         (655)           --               --            --
                                               -----------   -----------      -----------   -----------

           Net cash provided by
             (used in) investing
             activities......................    2,642,754    (1,436,242)      (8,112,149)     (849,745)
                                               -----------   -----------      -----------   -----------

Cash flows from financing activities:
   Borrowings of short-term debt.............    1,899,980            --               --       500,000
   Payments of long-term debt................      272,668      (194,111)        (115,459)   (1,078,651)
   Principal payments under
     capital lease obligations...............     (104,493)     (110,695)         (58,120)      (35,430)
   Proceeds from issuance of
     preferred and common stock..............    3,017,264    12,342,018       12,318,722    19,485,442
   Repurchase of common stock................       (1,926)         (156)              --            --
                                               -----------   -----------      -----------   -----------
           Net cash provided by
              financing activities...........    5,083,493    12,037,056       12,145,143    18,871,361
                                               -----------   -----------      -----------   -----------
           Net increase (decrease)
              in cash and cash
              equivalents....................     (729,145)    3,026,579        1,412,936     9,781,484

Cash and cash equivalents
 at beginning of period......................    1,631,960       902,815          902,815     3,929,394
                                               -----------   -----------      -----------   -----------
Cash and cash equivalents
 at end of period............................  $   902,815   $ 3,929,394      $ 2,315,751   $13,710,878
                                               ===========   ===========      ===========   ===========
Supplemental disclosure of cash flow
 information:
   Cash paid during the period for:
       Interest..............................  $   130,250   $   108,108      $    26,261   $     8,537
Supplemental disclosure of noncash
  activities:
   Conversion of short-term
       debt to preferred stock...............  $        --   $ 1,899,980      $ 1,899,980   $   500,000

                See accompanying notes to financial statements.

                                 EFUSION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          December 31, 1998 and 1999

(1) Summary of Significant Accounting Policies

(a) Company Background

eFusion, Inc. (eFusion) provides a suite of value-added Internet applications and services that seamlessly integrate Web interaction with real- time communication. eFusion's application service provider business model allows network providers and eCommerce companies to differentiate their services to businesses and consumers and allows businesses to better interact with their customers through enhanced communication. eFusion was incorporated in Oregon on April 5, 1996 and began operations on August 12, 1996.

(b) Unaudited Six Month Information

The financial information included herein for the six-month periods ended June 30, 1999 and 2000 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim financial statements should be read in conjunction with the financial statements and the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

(c) Cash and Cash Equivalents

eFusion classifies all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents. Cash equivalents of $707,214, $1,986,163 and $12,905,758 (unaudited) at December 31, 1998 and 1999 and June 30, 2000, respectively, consist of short-term bonds with original maturities of three months or less.

(d) Investments

Investments consist of commercial paper which have maturities greater than three months at the time of purchase by eFusion. These investments are classified as held-to-maturity and are recorded at amortized cost which approximates fair value.

(e) Accounts Receivable

Credit is extended to customers as deemed necessary and generally does not require collateral. Management evaluates customer information and historical statistics in providing for an allowance of doubtful accounts. Historically, eFusion has incurred no write-offs of accounts receivable. At December 31, 1998 and 1999, the allowance for doubtful accounts was $-0-.

(f) Inventory

Inventory is stated at the lower of cost or market (net realizable value).

(g) Property and Equipment

Property and equipment is recorded at cost. Property and equipment recorded under capital lease arrangements are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value of the leased assets at the inception of the lease.

                                 EFUSION, INC.

                          December 31, 1998 and 1999

Depreciation and amortization are calculated by using the straight-line method over the assets' estimated useful lives, generally three years. Property and equipment acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets. Maintenance and repairs are expensed as incurred.

(h) Other Assets

At December 31, 1998, other noncurrent assets primarily consisted of organizational costs. In accordance with SOP 98-5, Reporting on the Cost of Start-up Activities, these costs were written off as of January 1, 1999.

(i) Income Taxes

eFusion accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of events that have been included in the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled.

Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

(j) Revenue Recognition

eFusion generates revenue from the sale of products, licenses, system rentals, service and maintenance agreements, and Application Service Provider (ASP) usage or subscriptions.

License fees are generally recognized when a non-cancelable license agreement has been signed, the software has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is probable.

Revenue from the sale of products and software licenses are recognized at the time of shipment, except for those that have significant post-delivery obligations. When significant post-delivery obligations exist, revenue is deferred until no such significant obligations remain. Typically eFusion's post-delivery obligations are for installation and/or acceptance.

System rental revenue primarily represents income earned from product evaluations, which typically last approximately six months. Service and maintenance revenue consist primarily of installation, training, engineer support and maintenance revenues. Service and maintenance agreements typically last twelve months. These revenues are recognized ratably over the term of the agreement.

In November 1999, eFusion implemented its ASP business model. ASP revenue is generated through actual use by customers of eFusion provided application services. Revenues are recognized when the customer uses the product.

(k) Warranty

eFusion warrants its hardware products against defects. Estimated future warranty obligations are charged to operations ratably over the warranty period, typically twelve months. eFusion has a warranty reserve of $77,413 and $44,665 at December 31, 1998 and 1999, respectively.

                                 EFUSION, INC.

                          December 31, 1998 and 1999

(l) Research and Development

Expenditures for research and development are expensed as incurred.

(m) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, investments, accounts receivable, accounts payable, accrued liabilities and deferred revenue approximate fair values due to the short-term maturities of those instruments. The carrying amount of capital leases and debt approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.

(n) Concentrations of Credit Risk

During 1998 and 1999, 29% and 43%, respectively, of total revenue was from products sold outside the United States. Operations and substantially all assets reside in the United States. For the year ended December 31, 1998, two customers accounted for 36% and 16%, respectively, of eFusion's total revenues. For the year ended December 31, 1999, two customers accounted for 55% and 28%, respectively, of eFusion's total revenues.

At December 31, 1998 and 1999, eFusion had accounts receivable from one customer, each year, representing approximately 79% and 83%, respectively, of trade accounts receivable. Loss or non-performance by this significant customer could adversely affect eFusion's financial position, liquidity or results of operations.

eFusion is subject to concentrations of credit risk from its cash and cash equivalents, investments and trade receivables. eFusion limits its exposure to credit risk associated with cash and cash equivalents and investments by placing its cash and cash equivalents with a major financial institution and by investing in investment-grade securities.

(o) Software Development Costs

eFusion accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. To date, the establishment of technological feasibility of eFusion's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

Internal use software development costs are accounted for in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs incurred in the preliminary project stage are expensed as incurred and costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight- line basis over the estimated useful life of the asset. To date, no costs have been capitalized.

(p) Advertising Cost

The cost of advertising is expensed as incurred. Advertising costs were not significant for the years ended December 31, 1998 and 1999.

                                 EFUSION, INC.

                          December 31, 1998 and 1999

(q) Net Loss Per Share

eFusion follows the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB No. 98). Under the provisions of SFAS 128 and SAB No. 98, basic and diluted net loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share has not been presented as the effect of the assumed exercise of stock options, restricted stock warrants for preferred stock and convertible securities is antidilutive due to eFusion's net loss.

The following table sets forth for the periods indicated the weighted- average potential shares of common stock issuable under stock options, warrants and restricted stock using the treasury method, convertible preferred stock on an if-converted basis, which are not included in calculating net loss per share due to their antidilutive effect:

                                                          Years ended         Six months ended
                                                          December 31,            June 30,
                                                          ------------            --------
                                                         1998       1999       1999       2000
                                                         ----       ----       ----       ----
                                                                                 (Unaudited)
Shares issuable under stock options................   1,070,796    852,231    510,048    286,242
Warrants...........................................          --         --         --      7,494
Restricted stock...................................   1,341,786    913,343  1,022,761    284,358
Weighted-average shares of common stock
issuable upon conversion of preferred
stock..............................................   4,551,540  6,222,546  5,444,241  8,529,162
                                                      ---------  ---------  ---------  ---------

                                                      6,964,122  7,988,120  6,977,050  9,107,256
                                                      =========  =========  =========  =========

(r) Segment Reporting

Effective January 1, 1998, eFusion adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. eFusion identifies its operating segment based on business activities, management responsibilities and geographic location. During all years presented, eFusion operated in one business segment providing internet service solutions.

(s) Stock-Based Compensation

eFusion accounts for stock-based compensation using the Financial Accounting Standard Board's (FASB) Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB 25) intrinsic value-based method adding pro forma disclosures of net loss computed as if the fair value-based method had been applied in the financial statements. eFusion applies SFAS No. 123 by retaining the APB 25 (and interpretations) method of accounting for stock-based compensation for employees with annual pro forma disclosure of net loss. eFusion accounts for stock and stock options issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) consensus on Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

                                 EFUSION, INC.

                          December 31, 1998 and 1999

(t) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses reported for the periods presented. Actual results could differ from those estimates.

(u) Risk of Technological Change

A substantial portion of eFusion's revenues each year are generated from the development software for use over the Internet. In the extremely competitive industry environment in which eFusion operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of demand as well as successful management of various development risks inherent to the Internet. In light of these dependencies, it is possible that failure to successfully manage future changes in technology with respect to the Internet could have long-term impact on eFusion's growth and results of operations.

(v) Effect of Recent Accounting Pronouncements

The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS No. 133) in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on eFusion's financial statements.

In December 31, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, SAB 101B was issued which defers the implementation date of SAB 101 until October 1, 2000. eFusion does not expect that this statement will have a significant impact on its financial condition or results of operations.

In March 2000, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, (FIN 44). FIN 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after July 1, 2000, except for the provisions related to repricings and the definition of an employee, which apply to awards issued after December 15, 1998. The provisions related to modifications to fixed stock options awards to add a reload feature are effective for awards modified after January 12, 2000. eFusion does not expect that this statement will have a significant impact on its financial condition or results of operations.

                                 EFUSION, INC.

                          December 31, 1998 and 1999

(2) Balance Sheet Components

(a) Inventory

Inventory, net of reserves, consists of the following:

                                                                     December 31,
                                                                ----------------------
                                                                                         June 30,
                                                                   1998        1999        2000
                                                                   ----        ----        ----
                                                                                        (Unaudited)
Raw materials................................................   $  183,017  $  319,275  $  267,536
Work in progress.............................................       27,493     127,803       6,229
Finished goods...............................................      720,022      76,336      34,689
                                                                ----------  ----------  ----------

                                                                $  930,532  $  523,414  $  308,454
                                                                ==========  ==========  ==========

 (b) Property and Equipment

 Property and equipment consist of the following:

                                                                            December 31,
                                                                       -------------------
                                                                                                June 30,
                                                                          1998        1999       2000
                                                                          ----        ----       ----
                                                                                               (Unaudited)
Property and equipment under capital
leases.............................................                    $  305,330  $  266,000  $  266,000
Furniture and fixtures.............................                       302,539     336,547     377,684
Equipment..........................................                       911,216   1,990,044   2,954,831
Software...........................................                        28,061          --     134,080
                                                                       ----------  ----------  ----------

                                                                        1,547,146   2,592,591   3,732,595

Less accumulated depreciation and
amortization.......................................                       638,164   1,148,025   1,592,874
                                                                       ----------  ----------  ----------

                                                                       $  908,982  $1,444,566  $2,139,721
                                                                       ==========  ==========  ==========

Accumulated amortization for property and equipment under capital leases was $169,421, $231,335 and $255,991 (unaudited) as of December 31, 1998 and 1999 and
June 30, 2000, respectively.

(c) Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

                                               December 31,
                                           --------------------
                                                                  June 30,
                                             1998       1999        2000
                                           --------  ----------  ----------
                                                                 (Unaudited)
Accounts payable.........................  $476,972  $  644,997    $317,431
Accrued liabilities......................   338,982     649,145     376,815
                                           --------  ----------  ----------

                                           $815,954  $1,294,142    $694,246
                                           ========  ==========  ==========

(3) Short-term Debt

There is no short-term debt at December 31, 1999. During 1999, the bridge loans entered into in 1998 were converted to preferred stock in accordance with their original terms. The bridge loans were considered related party agreements, which were convertible to preferred stock after the Series C financing was complete. The bridge loans represented money provided to eFusion from key investors, and were recorded as short-term debt at December 31, 1998.

                                 EFUSION, INC.

                          December 31, 1998 and 1999

(4) Long-term Debt

Notes payable consist of the following:

                                                            December 31,
                                                            ------------
                                                                                 June 30,
                                                           1998        1999        2000
                                                           ----        ----        ----
                                                                                (Unaudited)
Note payable to a bank due in monthly
installments of $17,088, plus interest at
prime plus 2% (10.5% at December 31, 1999),
maturing on March 30, 1999, secured by the
assets purchased with the borrowings................    $   49,916  $       --    $     --
Note payable to a bank due in monthly
installments of $13,108, plus interest at
prime plus 1.5% (10.0% at December 31,
1999), maturing on March 30, 2002, secured
by the assets purchased with the
borrowings..........................................       471,909     327,714     249,063
Note payable to a shareholder due in full on
May 1, 2000, noninterest bearing....................     1,000,000   1,000,000          --
                                                        ----------  ----------  ----------

                                                         1,521,825   1,327,714     249,063
Less current portion................................       167,893   1,157,303     157,303
                                                        ----------  ----------  ----------

                                                        $1,353,932  $  170,411    $ 91,760
                                                        ==========  ==========  ==========

The note payable maturing on March 30, 2002 was originally a $1,000,000 line of credit, which converted to a note payable on February 17, 1999. Due to the conversion, the outstanding balance has been included in the accompanying financial statements as long-term debt at December 31, 1998 and 1999. eFusion's notes payable to the bank contain certain financial covenants. eFusion is in compliance with the covenants at December 31, 1999.

eFusion's notes payable to the bank contain certain financial covenants. eFusion is in compliance with the covenants at December 31, 1999.

The schedule of future principal payments on long-term debt is as follows:

Year ending December 31:
        2000................................................. $1,157,303
        2001.................................................    157,303
        2002.................................................     13,108
        ----                                                  ----------

                                                              $1,327,714
                                                              ==========

(5) Leases

eFusion has leased property and equipment under a $350,000 lease line of credit. Each lease balance is payable over a three year period at an interest rate of approximately 15.4% beginning on the date the lease is finalized. The leases are accounted for as capital leases. At December 31, 1998 and 1999, eFusion had an outstanding balance of $151,150 and $40,455, respectively, against its lease line of credit.

                                 EFUSION, INC.

                           December 31, 1998 and 1999

Future minimum lease payments under capital leases as of December 31, 1999 is as follows:

                                                                       Capital
                                                                       leases
                                                                       ------

Year ending December 31:
        2000........................................................   $42,593
        ----                                                           -------

         Total minimum lease payments...............................    42,593
Less amount representing interest...................................     2,138
                                                                       -------

         Present value of net minimum capital lease payments            40,455
Less current portion of capital lease obligations...................    40,455
                                                                       -------

                                                                       $    --
                                                                       =======

(6) Stockholders' Equity

eFusion has authorized 2,510,000 shares of Series A preferred stock with 2,510,000 shares issued and outstanding as of December 31, 1998 and 1999 and June 30, 2000 (unaudited), respectively. eFusion has authorized 2,418,736 shares of Series B preferred stock with 1,918,736 shares issued and outstanding as of December 31, 1998 and 1999 and June 30, 2000 (unaudited), respectively.

(a) Series A, B and C Preferred Stock

The terms of the Series A, B and C preferred stock are:

    The holders of preferred stock are entitled to voting rights whereby they receive the number of votes equal to the number of shares of common stock which the shares of preferred stock could be converted.

    Upon declaration of the Board of Directors, preferred stockholders are entitled to receive dividends at a rate of 8% per share of the original issue price of each series of preferred shares per annum. The right to receive dividends on preferred stock is noncumulative. No dividends may be paid to holders of common stock until all declared dividends on preferred stock have been paid.

    Upon dissolution, liquidation, or winding-up of the affairs of eFusion, the holders of Series A, B and C preferred stock shall receive preference over the common stockholders. The liquidation value per share is equal to the applicable original purchase price of each series of preferred shares for outstanding shares of Series A, B and C preferred stock, adjusted for any stock dividends, stock splits, or dividends declared but unpaid.

    Each share of preferred stock is voluntarily convertible into common stock at any time after the date of issuance at an initial rate of 1- to-1, subject to eFusion's restated Articles of Incorporation. For Series A and B preferred stock, conversion is automatic upon the closing of a public offering of eFusion's common stock which results in aggregate proceeds of at least $10,000,000 and at a public offering price of at least $5.00 per share. For Series C preferred stock, conversion is automatic upon closing of a public offering of eFusion's common stock which results in aggregate proceeds of at least $40,000,000 and at a public offering price of at least $12.00 per share.

    The holders of Series C preferred stock may at any time after the fifth anniversary of the initial purchase date request eFusion to redeem the outstanding Series C preferred stock. The redemption price shall equal the original issue price per share, as adjusted for any stock split, combination or similar recapitalization, plus any declared and unpaid dividends on the Series C preferred stock.

                                 EFUSION, INC.

                           December 31, 1998 and 1999

As of December 31, 1998 and 1999, eFusion had reserved 5,281,677 and 7,517,479 shares, respectively, of its common stock pursuant to the conversion privileges of the Series A, B and C preferred stock and the preferred stock warrants.

(b) Warrants

As part of a Marketing Agreement, on June 24, 1997, eFusion agreed to grant a fully vested warrant to purchase up to 500,000 shares of Series B preferred stock at an exercise and weighted average price of $7.00 per share to a product marketer, who is also a shareholder. The warrant terminates at the earliest of June 24, 2007, the closing of a firm commitment underwritten public offering of not less than $10,000,000 or upon the sale of eFusion. The fair value of the warrant was calculated using the Black-Scholes model with the following assumptions: expected dividends, zero; risk-free interest rate, 6.49%; volatility, 60%; and contractual term of ten years. The fair value of the warrant was $1,526,824.

(c) Stock Options

eFusion has a Stock Option Plan (the Plan) under which it has reserved 3,700,000 shares of common stock for grants. As of December 31, 1999, 3,527,448 shares have been granted pursuant to the Plan. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator.

Option prices for incentive stock options are set at not less than the deemed fair market value of the common stock at the date of the grant. Options granted to new employees vest 25% after the first year of employment and in an equal amount over the following 36 months of employment. Options granted to existing employees vest in equal amounts over 48 months. Options are contingent on continued employment with eFusion and expire ten years from the date of grant.

The per share weighted-average fair value of stock options granted during 1998 and 1999 was $0.35 and $0.45, respectively, on the date of grant using the minimum value option pricing model with the following weighted-average assumptions: 1998 and 1999--expected dividend yield 0%, risk-free interest rate of 6.0%, and an expected life of 5 years.

eFusion applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options to employees in the financial statements. Had eFusion determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, eFusion's net loss would have been increased to the pro forma amounts indicated below:

                                      December 31,
                                      ------------
                                                               June 30,
                                    1998          1999          2000
                                    ----          ----          ----
                                                             (Unaudited)
Net loss attributed to common
stockholders:
As reported....................  $(8,454,709)  $(9,138,066)  $(9,357,136)
Pro forma......................   (8,554,630)   (9,444,161)   (9,485,375)
Net loss per share:
As reported....................        (2.15)        (2.00)        (1.81)
Pro forma......................        (2.18)        (2.07)        (1.83)

                                 EFUSION, INC.

                          December 31, 1998 and 1999

Activity under the Plan is as follows:

                                                                 Weighted-
                                                                  average
                                                       Number    exercise
                                                     of shares     price
                                                     ----------  ---------

Options outstanding at December 31, 1997...........  1,352,950       $0.19
Granted............................................    701,248        1.35
Exercised..........................................    (94,553)       0.18
Canceled...........................................   (160,861)       0.52
                                                     ---------       -----

Options outstanding at December 31, 1998...........  1,798,784        0.61
Granted............................................  1,473,250        1.75
Exercised..........................................   (286,377)       1.64
Canceled...........................................   (570,897)       0.69
                                                     ---------       -----

Options outstanding at December 31, 1999...........  2,414,760        1.33
Granted (unaudited)................................    472,930        1.86
Exercised (unaudited)..............................   (226,748)        .42
Canceled (unaudited)...............................   (273,669)       1.61
                                                     ---------       -----

Options outstanding at June 30, 2000 (unaudited)...  2,387,273       $1.48
                                                     =========       =====

The following table summarizes information regarding stock options outstanding and exercisable as of December 31, 1999:

          Options outstanding                   Options exercisable
          -------------------                   -------------------

                 Number      Weighted-                 Number
              outstanding     average    Weighted-  exercisable   Weighted-
Range of         as of       remaining    average      as of       average
exercise      December 31,  contractual  exercise   December 31,  exercise
prices            1999         life        price        1999        price
                  ----         ----        -----        ----        -----
$0.10            413,263        8          $0.10      317,093       $0.10
 0.44            134,896        8           0.44       80,204        0.44
 0.75             44,400        9           0.75       20,119        0.75
 1.00            132,250        9           1.00       57,613        1.00
 1.75          1,689,951       10           1.75      133,156        1.75
               ---------       --          -----      -------       -----

$0.10-1.75     2,414,760        9          $1.33      608,185       $0.61
               =========       ==          =====      =======       =====

(d) Stock Repurchase Agreement

As of December 31, 1996, eFusion had sold 3,150,000 shares of common stock for $0.001 to senior management of eFusion under agreements which allow eFusion, at its option, to repurchase shares of common stock at $0.005 per share. Under the repurchase agreements, 25% of the shares vested immediately and the remaining 75% subject to repurchase are reduced in equal increments over the following 48 months. During 1998 and 1999, 385,148 and 31,250 common shares, respectively, were repurchased by eFusion at $0.005 per share.

Under the terms of the repurchase agreements, if eFusion is acquired by merger, consolidation or sale of assets, the repurchase agreements will cease to apply.

                                 EFUSION, INC.

                          December 31, 1998 and 1999

(7) Income Taxes

eFusion incurred a loss for both financial reporting and tax return purposes and, as such, there was no current or deferred tax provision for the year 1999. The reconciliation of the statutory federal income tax rate to eFusion's effective income tax rate is as follows:

                                                   1998     1999
                                                   -----    -----
Federal statutory rate...........................   (34)%    (34)%
Increases (decreases) resulting from:
State income taxes, net of federal tax benefit...    (4)      (4)
Change in valuation allowance....................    40       40
Federal and state research credits...............    (2)      (2)
                                                   ----     ----
                                                     --%      --%
                                                   ====     ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising eFusion's deferred tax assets and deferred tax liabilities as of December 31 are as follows:

                                              1998        1999
                                              ----        ----
Deferred tax assets:
Research and experimentation credit
carryforwards............................  $  273,000  $   529,000
Net operating loss carryforwards.........   5,930,000    9,407,000
Inventory and warranty reserves..........      52,000       37,000
Other....................................      28,329       43,000
                                           ----------  -----------

Total gross deferred tax assets..........   6,283,329   10,016,000
Less valuation allowance.................   6,283,329   10,016,000
                                           ----------  -----------

Net deferred tax assets..................  $       --  $        --
                                           ==========  ===========

At December 31, 1999, eFusion has federal and state net operating loss and research and experimentation credit carryforwards of approximately $24,525,000 and $613,000, respectively. These carryforwards will expire through 2019 if not used by eFusion to reduce income taxes payable in future periods.

A provision of the Internal Revenue Code requires the utilization of net operating losses and research and experimentation credits be limited when there is a change of more than 50% in ownership of eFusion. Such a change occurred with the sale of preferred stock in May of 1999. Accordingly, the utilization of the net operating loss carryforwards generated from periods prior to May of 1999 is limited.

(8) Retirement Benefit Plan

eFusion sponsors a defined contribution 401(k) plan (the Plan). Employees in the United States who are at least 18 years old and have 30 days of service are eligible to participate in the Plan. Participants may defer up to 20% of eligible compensation. Currently, eFusion does not provide matching contributions for the Plan.

(9) Transactions with Related Parties

Included in accounts receivable are receivables from investors for sales in the ordinary course of business of $26,914 and $608,668 at December 31, 1998 and 1999, respectively.

                                 EFUSION, INC.

                          December 31, 1998 and 1999

Also included in revenue are sales to investors in the ordinary course of business of $269,509 and $1,003,920 at December 31, 1998 and 1999, respectively.

(10) Commitments and Contingencies

(a) Operating leases

eFusion leases office space under a non-cancelable operating lease through 2005. Future minimum lease payments under the non-cancelable operating lease as of December 31, 1999 was as follows:

   Year ending December 31:
        2000...................................................    $  538,410
        2001...................................................       558,853
        2002...................................................       580,114
        2003...................................................       602,226
        2004...................................................       625,222
         Thereafter............................................       649,138
         ----------                                                ----------

                                                                   $3,553,963
                                                                   ==========

Rent expense under the operating lease was $614,215 and $686,389 for the years ended December 31, 1998 and 1999, respectively.

(b) Royalties

eFusion has contractually entered into various agreements with certain technology developers to pay royalties based on the number of ports that are sold with the technology in place. Royalty payments were not significant for the years ended December 31, 1998 and 1999.

(11) Unaudited Subsequent Events

(a) Series D Offering

On March 15, 2000, eFusion sold 2,491,102 shares of Series D preferred stock for $8.00 per share, or an aggregate of $19,889,017, net of offering costs. The Series D preferred rights of liquidation preference and conversion are similar to those of Series A, B and C preferred stock. eFusion shall redeem the Series D preferred stock at the option of the holders of the Series D preferred stock on or after March 15, 2004. The holders of the Series D preferred stock shall be entitled to a redemption price per share equal to the original issuance price plus an 8% annual accrued dividend on the original investment. The carrying amount of Series D has been increased by periodic accretions, based on the deemed fair value of the preferred stock at the balance sheet date and using the interest method.

(b) Joint Venture

On May 15, 2000, eFusion entered into an Joint Venture Agreement to form TriFusion, a stock corporation in the Republic of Korea. TriFusion will incorporate the eFusion Push to Talk (PtT) technology with the Public Switched Telephone Network and maximize ongoing IP/Telco connectivity in the Republic of Korea. Pursuant to the terms of the Joint Venture Agreement, eFusion will contribute hardware and software with a fair value up to $3,600,000 and $160,000 of cash in exchange for a 47% ownership interest in

                                 EFUSION, INC.

                          December 31, 1998 and 1999

TriFusion. eFusion will account for its investment in TriFusion under the equity method of accounting. eFusion will record its percentage share of the net income or loss of the joint venture. The difference, if any, between the cost of the eFusion investment and the amount of the underlying equity in the net assets of the joint venture would result in an adjustment to the net income or loss of the joint venture in eFusion's financial statements. No capital contributions have been made as of June 30, 2000.

(c) Sale of Business

On July 25, 2000, eFusion entered into an Agreement and Plan of Merger (the Agreement) with ITXC Corp. (ITXC). Pursuant to the Agreement, among other things, all the issued and outstanding shares of eFusion shall be converted into the right to receive shares of the common stock of ITXC. Commensurate with the closing, all outstanding preferred stock will be converted in accordance with the respective preferred stock conversion ratios. Additionally, all outstanding options under eFusion's 1996 stock option plan, whether vested or invested, will be assumed by ITXC.

(b)  Unaudited Pro Forma Condensed Consolidated Financial Information:

                        PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the merger of eFusion, Inc. with and into Eye Merger Corp., a wholly owned subsidiary of ITXC Corp., under the purchase method of accounting. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial statements do not purport to represent what the consolidated results of operations or financial position of ITXC would actually have been if the merger had in fact occurred on the dates that we refer to below, nor do they purport to project the results of operations or financial position of ITXC for any future period or as of any date, respectively.

Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair market values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed consolidated balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments which may cause some of the intangibles to be amortized over a shorter life than the goodwill amortization period of five years. ITXC intends to undertake a study to determine the allocation of the total purchase price to the various assets acquired, including in-process research and development, and the liabilities assumed and to determine the amortization period of intangible assets, including goodwill. ITXC currently believes that amounts allocated to goodwill will be amortized over a life not to exceed five years while other intangibles may be amortized over shorter periods.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2000, was prepared by combining the historical cost balance sheet at June 30, 2000, for ITXC with the historical cost balance sheet at June 30, 2000, for eFusion, giving effect to the merger as though it had been completed on June 30, 2000.

The unaudited pro forma condensed consolidated statements of operations for the periods presented were prepared by combining ITXC's statements of operations for the year ended December 31, 1999, and the six months ended June 30, 2000, with eFusion's statements of operations for the year ended December 31, 1999, and the six months ended June 30, 2000, respectively, giving effect to the merger as though it had occurred on January 1, 1999. These unaudited pro forma condensed consolidated financial data do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger.

The historical financial statements of ITXC and eFusion for the year ended December 31, 1999, are derived from audited consolidated financial statements presented elsewhere in this document or in previously filed documents. The condensed consolidated historical financial statements of ITXC and eFusion for the six months ended June 30, 2000, are derived from unaudited condensed consolidated financial statements presented elsewhere in this document or in previously filed documents.

You should read the financial information in this section along with ITXC's and eFusion's historical consolidated financial statements and accompanying notes presented elsewhere in this document and in previously filed documents.

           Unaudited Pro Forma Condensed Consolidated Balance Sheet

                              As of June 30, 2000


                                                               Pro Forma
                                                              Adjustments            ITXC Pro
                               ITXC      eFusion      ---------------------------      Forma
                            Historical   Historical     Debits        Credits      Consolidated
                            -----------  -----------  -----------  --------------  -------------
                                                       (in thousands)
Cash, cash equivalents
and marketable
securities................    $211,195     $ 13,711                   $  1,000(3)      $223,906
Accounts receivable,
net.......................      10,576          297                                      10,873
Inventory, net............          --          308                                         308
Prepaid expenses and
other current assets......       2,403          237                                       2,640
                              --------     --------   --------     -----------     ------------

Total current assets......     224,174       14,553         --           1,000          237,727
Property and equipment,
net.......................      24,773        2,140                                      26,913
Deposits and other
assets....................          81           --                                          81
Long-term investment......       7,924           --                                       7,924
Service contract rights,
net of amortization.......       2,459           --                                       2,459
Goodwill, net of
amortization..............          --           --    143,815(3)                       143,815
                              --------     --------   --------     -----------     ------------
Total assets..............     259,411       16,693    143,815           1,000          418,919
                              ========     ========   ========     ===========     ============

Accounts payable and
accrued liabilities.......      11,812          693                                      12,505
Customer deposits.........         866           --                                         866
Current portion of
capital lease
obligations...............       1,834          162                                       1,996
Deferred revenue..........          --          164                                         164
                              --------     --------                                ------------
Total current
liabilities...............      14,512        1,019                                      15,531
Equipment note payable
and long term debt........       1,723           92                                       1,815
Capital lease
obligation, less
current portion...........       2,795           --                                       2,795
Redeemable convertible
preferrerd stock..........          --       37,547     37,547(1)                            --
Preferred stock...........          --            4          4(1)                            --
Common stock..............          39            4          4(1)            6(2)            45
Additional paid in
capital...................     297,366       12,209     12,209(1)      163,208(2)       460,574
Deferred employee
compensation..............      (8,120)          --      4,817(4)                       (12,937)
Warrants..................          --        1,564      1,564(1)                            --
Accumulated other
comprehensive income......          89           --                                          89
Accumulated deficit.......     (48,993)     (35,746)                    35,746(1)       (48,993)
                              --------     --------                -----------     ------------
Total stockholders'
equity....................     240,381      (21,965)    18,598         198,960          398,778
                              --------     --------   --------     -----------     ------------
Total liabilities and
stockholders' equity......    $259,411     $ 16,693   $ 56,145        $198,960         $418,919
                              ========     ========   ========     ===========     ============

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

                          Year ended December 31, 1999

                                                                     ITXC
                               ITXC      eFusion      Pro Forma    Pro Forma
                            Historical  Historical   Adjustments  Consolidated
                            ----------  ----------   -----------  ------------
                              (in thousands, except per share data)

Telecommunications revenue... $ 24,423    $ 3,517                 $   27,940
Consulting revenue...........      988         --                        988
                              --------    -------                 ----------

Total revenue................   25,411      3,517                     28,928
Data communications and
telecommunications...........   23,095      1,452                     24,547
Network operations...........    3,219         --                      3,219
Selling, general and
administrative...............   14,778     10,765                     25,543
Depreciation and
amortization.................    2,556        579   $   28,763 (3)    31,898
Non-cash employee
compensation.................    2,716         --        1,875 (4)     4,591
                              --------    -------   ----------      --------

Total costs and expenses.....   46,365     12,796       30,638        89,799
Loss from operations.........  (20,953)    (9,279)     (30,638)      (60,870)
Interest income, net.........    1,289        141                      1,430
                              --------    -------   ----------      --------

Net loss.....................  (19,665)    (9,138)     (30,638)      (59,441)
Accretion of redemption
value of mandatorily
redeemable convertible
preferred stock..............     (773)        --          773            --
                              --------    -------   ----------      --------

Net loss applicable to
common stockholders.......... $(20,438)   $(9,138)  $  (29,865)     $(59,441)
                              ========    =======   ==========      ========

Basic and diluted net loss
per share applicable to
common stockholders..........   $(1.29)    $(2.00)                    $(2.80)(5)
                              ========    =======                   ========

Weighted average shares used
in computation of basic and
diluted net loss per share
applicable to common
stockholders.................   15,886      4,566                     21,211(5)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

                            Six Months Ended June 30, 2000

                                                                       ITXC
                                 ITXC      eFusion     Pro Forma     Pro Forma
                              Historical  Historical  Adjustments  Consolidated
                              ----------  ----------  -----------  ------------
                               (in thousands, except per share data)

Telecommunications revenue..... $ 33,685   $   308                 $   33,993
Consulting revenue.............       --        --                         --
                                --------   -------   ----------      --------
Total revenue..................   33,685       308                     33,993
Costs and expenses:
Data communications and
telecommunications.............   30,196        66                     30,261
Network operations.............    2,423       942                      3,365
Selling, general and
administrative.................   12,466     7,949                     20,415
Depreciation and
amortization...................    4,353       450   $   14,381(3)     19,184
Non-cash employee
compensation...................    2,121        --          954(4)      3,075
                                --------   -------   ----------      --------

Total costs and expenses.......   51,559     9,407       15,335        76,301
Loss from operations...........  (17,874)   (9,099)     (15,335)      (42,308)
Loss relating to joint
venture........................   (8,195)       --                     (8,195)
Interest income, net...........    4,594       209                      4,803
                                --------   -------   ----------      --------

Net loss.......................  (21,475)   (8,890)     (15,335)      (45,700)
Accretion of redemption
value of mandatorily
redeemable convertible
preferred stock................       --      (467)         467(1)         --
                                --------   -------   ----------      --------

Net loss applicable to
common stockholders............ $(21,475)  $(9,357)  $  (14,868)     $(45,700)
                                ========   =======   ==========      ========

Basic and diluted net loss
per share applicable to
common stockholders............ $  (0.57)  $ (1.81)                  $ (1.07)(5)
                                ========   =======                   =======

Weighted average shares used
in computation of basic and
diluted net loss per share
applicable to common
stockholders...................   37,546     5,175                    42,871(5)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(1) Reflects the elimination of eFusion's stockholders' equity accounts and eFusion's redeemable convertible preferred stock, and the related preferred stock accretion. We have assumed that all eFusion warrants outstanding will not be exercised prior to the completion of the merger. Those warrants will not be exercisable after the merger occurs.

(2) Reflects the issuance of 5,324,755 shares of ITXC common stock in connection with the merger, which are valued at an average price based on the closing price of ITXC common stock two days before, the day of and two days after the merger was announced on July 25, 2000. The number of shares of ITXC common stock to be issued may vary based on the actual eFusion cash at the date of closing (see
Note 3).

(3) Reflects the excess consideration over the net assets acquired, goodwill, and the related amortization expense. The preliminary goodwill is calculated as follows, in thousands:

Fair value of ITXC shares issued to eFusion stockholders.........  $152,954
Fair value of eFusion stock options (less intrinsic value of
unvested options of $4,817)......................................     5,442
Estimated ITXC transaction costs.................................     1,000
                                                                   --------

Estimated total consideration....................................   159,396
Historical net tangible asset value of eFusion at June 30, 2000..    15,581
                                                                   --------

Preliminary goodwill.............................................  $143,815
                                                                   ========

The above assumes that ITXC will issue 5,324,755 shares of common stock in exchange for all of the outstanding common and preferred stock of eFusion. The remainder of the merger shares will be allocated to eFusion's option holders pursuant to the merger agreement. The actual shares issued may vary based on the actual eFusion cash and cash equivalents at the date of closing. ITXC has tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess consideration being preliminarily allocated to goodwill. Goodwill associated with the transaction is currently anticipated to be amortized over an estimated 5- year life. A final allocation of the purchase price to the assets acquired and liabilities assumed of eFusion and final determination of the goodwill amortization period are dependent upon valuations and studies that have not yet been completed. A portion of the purchase price may be allocated to inprocess research and development. To the extent that a portion of the purchase price is allocated to in-process research and development projects for which technological feasibility has not yet been established, a charge would be recognized in the period in which the acquisition is completed. To the extent amounts are allocated to in-process research and development projects, pro forma amortization expense would be ratably reduced.

(4) Reflects deferred compensation related to the intrinsic value of stock options issued by ITXC in exchange for unvested outstanding options of eFusion and the related non-cash compensation expense over the remaining vesting periods, as if the merger was completed as of the earliest date presented, in accordance with Financial Accounting Standards Board Interpretation No. 44 of APB Opinion No. 25. To calculate the intrinsic value, ITXC assumed a market price of $18.125 per share of common stock on the date of grant of the options, which represents the closing price of ITXC common stock as of July 31, 2000. The actual amount of deferred compensation and non-cash compensation will vary based on the actual market price of ITXC common stock on the date the merger is consummated.

(5) Pro forma per share data are based on the number of ITXC common shares that would have been outstanding had the merger occurred on January 1, 1999. In addition, ITXC completed its initial public offering of common stock on October 1, 1999, which resulted in the automatic conversion of ITXC's Series B and Series C redeemable convertible preferred stock into shares of common stock. Accordingly, the capital structure of ITXC prior to such conversion is not indicative of its ongoing capital structure. The table below presents additional pro forma per share data for the year ended December 31, 1999, had the conversion of the Series B convertible preferred stock occurred at January 1, 1999 and the Series C convertible preferred stock occurred at February 24, 1999, date of issuance:



                                                      Conversion
                                                       of ITXC
                                                      Redeemable    Adjusted Pro
                                         Pro Forma    Preferred         Forma
                                       Consolidated     Stock       Consolidated
                                       ------------     -----       ------------

Basic and diluted net loss per
share.................................   $ (2.80)          --        $  (1.76)
Weighted average shares outstanding...    21,211       12,640          33,851

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          ITXC CORP.


                                          By: /s/ Edward B. Jordan
                                              ----------------------------
                                                  Edward B. Jordan
                                                  Executive Vice President

Dated: October 13, 2000

                                 EXHIBIT INDEX

2.1 Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000, among the Registrant, Eye Merger Corp. and eFusion, Inc. is incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (No. 333-44248) as filed with the Securities and Exchange Commission on September 7, 2000

23.1   Consent of KPMG LLP

                                     -35-